Exhibit 10.17

Agreement

This agreement is made in Shanghai between the following parties :

Party A : Li Yuk Yin Judy (Mainland Travel Permit for Hong Kong and Macau Residents : H08797369)

Party B : New Brand Cashmere Products Co., Ltd

Loan Amount : RMB______________

Loan Period : ___________________

Both parties mutually agree the following terms and conditions :

1)	This agreement shall become effective upon the signing by both parties and Party A completing transfer of loan amount to the bank account of Party B.

2)	This is an interest-free loan.

3)	Party B shall repay all loan amount on or before 31 Dec 2021.

4)	In the event of delayed loan repayment on or before 31 Dec 2021, an interest would be imposed based on the benchmarking lending rate effective at the time of drawdown for the relevant RMB loan period promulgated by the People’s Bank of China plus and interest of 10% p.a.

5)	If either party violates the provision of this Agreement, it shall be resolved according to the laws of People’s Republic of China (PRC).

6)	This agreement is in duplicate. Each party holds one copy and each copy has the same legal effect upon completion of signing.

7)	Any issue not covered in this agreement shall be settled in addendum agreement after negotiation by the parties. The addendum shall have the same legal effect as this agreement upon completion of signing.

8)	In the event of any dispute arising from this Agreement, both parties shall discuss to resolve all issues on the basis of mutual benefit. If the dispute cannot reach any compromised resolution, both parties shall refer the dispute to the courts of PRC.

Signature (Seal) of Party A:	Signature (Seal) of Party B: